INVESTMENT COMPANY ACT FILE NO. 811-23000

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 7

PRINCETON PRIVATE INVESTMENT FUND

(Exact Name of Registrant as Specified in its Charter)

8000 Norman Center Drive

Suite 630

Minneapolis, MN 55437

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (952) 897-5390

John L. Sabre

Princeton Fund Advisors, LLC

8000 Norman Center Drive

Suite 630

Minneapolis, MN 55437

COPY TO:

Cassandra W. Borchers, Esq.

Thompson Hine LLP

312 Walnut Street, Suite 1400

Cincinnati, Ohio 45202

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities that are “qualified purchasers” within the meaning of the 1940 Act or “accredited investors” within the meaning of Regulation D under the 1933 Act upon the terms and conditions specified in the Registration Statement. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Supplement dated May 24, 2017 to the

A and I Share Classes Confidential Private Placement Memorandum

dated August 16, 2016, as supplemented on April 3, 2017 (“PPM”)

_____________________________________

Effective immediately, in the section entitled “REPURCHASES OF SHARES AND TRANSFERS,” the tenth paragraph of the subsection entitled “Repurchases of Shares” is replaced in its entirety with the following disclosure:

Promptly after the Expiration Date, the Fund will issue to each Investor whose Shares have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Investor to be paid an amount equal to the value, determined as of the Tender Valuation Date, of the repurchased Shares. Each Promissory Note will be held by the Fund’s administrator on behalf of each such Investor. Upon written request by such an Investor, the Fund’s administrator will mail the Promissory Note to the Investor at the Investor’s address as maintained in the books and records of the Fund. The determination of the value of Shares as of the Tender Valuation Date may be subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

_________________________

This Supplement and the PPM provide relevant information for all shareholders and should be retained for future reference. These documents have been filed with the Securities and Exchange Commission, and Parts A, B and C of the Fund’s registration statement on Form N-2, as filed on August 16, 2016, as well as the supplement dated April 3, 2017 to the Fund’s Confidential Private Placement Memorandum, are incorporated herein by reference.

Supplement dated May 24, 2017 to the

AA, II, C and T Share Classes Confidential Private Placement Memorandum

dated August 16, 2016, as supplemented on April 3, 2017 (“PPM”)

_____________________________________

Effective immediately, in the section entitled “REPURCHASES OF SHARES AND TRANSFERS,” the tenth paragraph of the subsection entitled “Repurchases of Shares” is replaced in its entirety with the following disclosure:

Promptly after the Expiration Date, the Fund will issue to each Investor whose Shares have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Investor to be paid an amount equal to the value, determined as of the Tender Valuation Date, of the repurchased Shares. Each Promissory Note will be held by the Fund’s administrator on behalf of each such Investor. Upon written request by such an Investor, the Fund’s administrator will mail the Promissory Note to the Investor at the Investor’s address as maintained in the books and records of the Fund. The determination of the value of Shares as of the Tender Valuation Date may be subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

______________

This Supplement and the PPM provide relevant information for all shareholders and should be retained for future reference. These documents have been filed with the Securities and Exchange Commission, and Parts A, B and C of the Fund’s registration statement on Form N-2, as filed on August 16, 2016, as well as the supplement dated April 3, 2017 to the Fund’s Confidential Private Placement Memorandum, are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Minneapolis, State of Minnesota, on the 24th day of May, 2017.

PRINCETON PRIVATE INVESTMENT FUND

(Registrant)

By:               /s/ John L. Sabre

                                John L. Sabre

                                President (Principal Executive Officer), Trustee and Chairman